MERGER AGREEMENT AND PLAN OF REORGANIZATION

Dated as of July 11th, 2001

by and among

Healthtrac, Inc.

(a California corporation)

The Stockholders of

Healthtrac, Inc.

(a California corporation)

VirtualSellers.com, Inc.

(a Canadian corporation)

and

Healthtrac Corporation

(a newly formed Nevada corporation)

MERGER AGREEMENT AND PLAN OF REORGANIZATION

This MERGER AGREEMENT AND PLAN OF REORGANIZATION, dated as of July 11, 2001 (the "Agreement") is entered into by and among HEALTHTRAC, INC., a California corporation ("Healthtrac") and the stockholders of Healthtrac set forth on the signature pages hereof (the "Healthtrac Stockholders") on the one hand, and VIRTUALSELLERS.COM, INC., a Canadian corporation ("VDOT") and HEALTHTRAC CORPORATION, a Nevada corporation and a wholly-owned subsidiary of VDOT ("Subsidiary"), on the other.

R E C I T A L S

WHEREAS, Subsidiary is a wholly-owned subsidiary of VDOT;

WHEREAS, the Healthtrac Stockholders own all of the capital stock of Healthtrac, including common and preferred shares (the "Healthtrac Shares"), as stated in Section 4.1(a) of, and as will be stated on Schedule D to, this Agreement;

WHEREAS, the Boards of Directors of Healthtrac, Subsidiary and VDOT have approved the merger of Healthtrac with and into Subsidiary pursuant to this Agreement (the "Merger") and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

WHEREAS, it is intended that Healthtrac, Subsidiary and VDOT and their respective stockholders will recognize no gain or loss for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder as a result of the consummation of the Merger; and

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1
INTERPRETATION AND DEFINITIONS

1.1 Definitions.

For all purposes of this Agreement:

      "1933 Act" means the Securities Act of 1933, as amended;

      "Adviser" means the representative of QTUH appointed pursuant to 2.3(c) of this Agreement;

      "Assets" has the meaning set forth in Section 5.1(j) hereof;

      "BCBSM" means Blue Cross Blue Shield of Michigan, whose address is 600 Lafayette East, 0807, Detroit, Michigan 48226, U.S.A.;

      "BCBSM Shares" means the number of VDOT Merger Shares issued to BCBSM at the Closing;

      "Closing" has the meaning set forth in Section 3.11(a) hereof;

      "Closing Date" means the date on which the Closing actually occurs;

      "Dissenting Shares" has the meaning set forth in Section 3.8 hereof;

      "Effective Time" has the meaning set forth in Section 2.2 hereof;

      "Employees" has the meaning set forth in Section 5.1(v) hereof;

      "Exchange Agent" has the meaning set forth in Section 3.3(a) hereof;

      "Financial Statements" means the audited financial statements of Healthtrac for the last two years ended January 31, 2000 and January 31, 2001, respectively, that are currently being prepared by BDO Dunwoody LLP, and the unaudited financial statements of Healthtrac for the period beginning February 1, 2001 and ending June 30, 2001;

      "Healthtrac Shares" has the meaning set forth in the recitals to this Agreement;

      "Healthtrac Software" means the Healthtrac System software, which is listed on Schedule B to this Agreement as an Asset;

      "Indemnity Fund" has the meaning set forth in Section 9.4(a) hereof;

      "Indemnity Period" has the meaning set forth in Section 9.4(c) hereof;

      "Indemnity Shares" has the meaning set forth in Section 9.4(a) hereof;

      "Liens" means all liens, mortgages, debentures, charges, hypothecations, pledges or other security interests or encumbrances of whatever kind;

      "Loss(es)" means any and all liabilities, demands, claims, suits, actions, judgments, causes of action, assessments, damages, fines, fees, taxes, penalties, amounts paid in settlement, deficiencies, losses and expenses, including interest, expenses of investigation, court costs, fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (i) the investigation, defense or settlement (or preparation of any of the foregoing) of any Third Party Claims or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise);

      "Material Adverse Effect" means an adverse effect that is, or would be, singly or in the aggregate, material;

      "OTCBB" means the OTC Bulletin Board of the National Association of Securities Dealers;

      "QTUH" means Queensland Teachers Union Health Fund Limited ACN 085 150 376, whose address is 438 Saint Paul's Terrace, Fortitude Valley 4006, Brisbane, Queensland, Australia;

      "QTUH Shares" means the number of VDOT Merger Shares issued to QTUH at the Closing;

      "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Closing Date between the Healthtrac Stockholders and VDOT in substantially the form attached hereto as Schedule K;

      "SEC" means the Securities and Exchange Commission;

      "Software Intellectual Property Rights" means all patents and patent applications, registered and unregistered trade or brand names, business names, domain names, domain name registrations and applications, trade-marks, trade-mark registrations and applications, uniform resource locators (URLs), copyrights, drawings, logos, designs, trade secrets, restrictive covenants, confidential information, processes, technology, registered user agreements, research data, inventions, instruction manuals, formulae and other industrial or intellectual property rights relating to the Healthtrac Software;

      "Stockholders' Agreement" means the separate agreement signed on or before the Closing Date by all of the Healthtrac Stockholders, pursuant to which all of the Healthtrac Stockholders have agreed, among other things, to the process by which the Shareholder Representative may be appointed and replaced and the manner of distribution of any Indemnity Shares that are released from the Indemnity Fund;

      "Surviving Corporation" has the meaning set forth in Section 2.1 hereof;

      "Third Party Claim" shall have the meaning attributed to in Section 9.4(j) hereof;

      "VDOT Merger Shares" means the common shares in the share capital of VDOT that are issued to the Healthtrac Stockholders in exchange for their Healthtrac Shares on the Closing Date;

      "VDOT Merger Share Value" means the lesser of (x) or (y) where:

          (x) is equal to the ten-day average price per share for VDOT common shares on the last trade (sale) of the day on the OTCBB for the ten-day period ending on the date of this Agreement, and

          (y) is equal to sixty-five cents ($0.65);

1.2 Interpretation.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) "this Agreement" means this Agreement and all Schedules attached hereto;

(b) any reference in this Agreement to a designated "Article", "Section", "Schedule" or other subdivision refers to the designated Article, Section, Schedule or other subdivision of this Agreement;

(c) the words "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement;

(d) the word "including", when following any general statement term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limited language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto but rather refers to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

(e) any reference to a statute includes and, unless otherwise specified herein, is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding such statute or such regulation; and

(f) words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa.

1.3 Schedules.

The following are the Schedules to this Agreement, and are incorporated herein by reference:

Schedule "A": Continuing Contractual Obligations of Healthtrac

Schedule "B": List of Healthtrac Assets

Schedule "C": Indebtedness of Healthtrac

Schedule "D": List of all Healthtrac Stockholders/Healthtrac Shares

Schedule "E" List of Agreements Requiring Consents

Schedule "F" List of Agreements in "Breach"

Schedule "G" List of Books and Records

Schedule "H" List of Employment Agreements and Severance Agreements

Schedule "I" List of all Employees and Entitlements

Schedule "J" List of all Insurance Policies

Schedule "K" Form of Registration Rights Agreement

ARTICLE 2
THE MERGER

2.1 The Merger.

Upon the terms and subject to the conditions of this Agreement, at the Effective Time and subject to and upon the terms and conditions of Nevada law and applicable California law, the Healthtrac Stockholders shall exchange with Subsidiary and VDOT the Healthtrac Shares for the VDOT Merger Shares (in the manner described in Section 3.3) and Healthtrac shall be merged with and into Subsidiary and the separate existence of Healthtrac shall thereupon cease. Subsidiary shall be the surviving corporation in the Merger (after the Merger, referred to as the "Surviving Corporation") and shall continue as a wholly-owned subsidiary of VDOT.

2.2 Effective Time of the Merger.

Unless this Agreement is earlier terminated in accordance with its terms, the Merger shall become effective at such time (the "Effective Time") as the Certificate of Merger and required merger documentation is filed with the Secretary of State of the State of Nevada and with the Secretary of State of the State of California; such filings shall be made simultaneously with or as soon as practicable after the Closing.

2.3 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Articles of Incorporation of Subsidiary shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation.

(b) The Bylaws of Subsidiary, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

(c) The Board of Directors of the Surviving Corporation immediately after the Effective Time shall be comprised of four Directors and one Advisor to the Board, each to hold office pursuant to the provisions of this Agreement, the applicable laws of the State of Nevada and the Articles of Incorporation and Bylaws of the Surviving Corporation until their successors are duly qualified and elected. One of the four members of the initial Board of Directors shall be nominated by BCBSM at the Closing and shall be appointed as a Director at and as of the Effective Time. The remaining three members of the initial Board of Directors shall be nominated by VDOT at the Closing and shall be appointed as Directors at and as of the Effective Time. The Advisor to the initial Board of Directors shall be nominated by QTUH at the Closing and shall be appointed as the Advisor to the Board of Directors at and as of the Effective Time.

(d) Until the earlier of the third anniversary of the Closing Date or the date upon which BCBSM fails to continuously maintain a minimum shareholding in VDOT equal to at least eighty percent (80%) of the BCBSM Shares, BCBSM shall have the right to nominate one member of the Board of Directors of Surviving Corporation at each annual election of Directors.

(e) Subject to Section 2.3(f) and until the earlier of the third anniversary of the Closing Date or the date upon which QTUH fails to continuously maintain a minimum shareholding in VDOT equal to at least eighty percent (80%) of the QTUH Shares, QTUH shall have the right to nominate the Adviser to the Board of Directors of Surviving Corporation at each annual election of Directors.

(f) The Advisor shall be entitled to attend all open meetings of the Board of Directors of Surviving Corporation, receive notices sent to the members of the Board of Directors of Surviving Corporation, and otherwise participate in open meetings of the Board of Directors of Surviving Corporation without, however, having the right to vote. For a thirty day period beginning on the three-month anniversary of the Closing Date, TUH shall have the option to elect to convert the position of its nominee to the Board of Directors from that of Advisor to that of a full member of the Board of Directors of Surviving Corporation. This option to convert the Advisor position to a Board seat shall expire unless exercised by TUH, by written notice to Surviving Corporation, prior to the four-month anniversary of the Closing Date.

(g) The officers of Surviving Corporation immediately after the Effective Time shall be: Robert Watson, President, Steven Braff, Secretary, and Derick Rosinsky, Treasurer, each to hold office in accordance with the provisions of Surviving Corporation's Bylaws.

ARTICLE 3
CONVERSION AND PURCHASE OF SHARES

3.1 Conversion of Healthtrac Shares In the Merger.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any Healthtrac Stockholder, each issued and outstanding Healthtrac Share shall, subject to Section 3.7 hereof, be converted into the right to receive from VDOT that number of VDOT Merger Shares calculated as of the Closing pursuant to Section 3.1(b).

(b) The total number of VDOT Merger Shares shall be equal to the product derived by dividing $4,600,000 by the VDOT Merger Share Value. Subject to the provisions of Article 9 of this Agreement, all of the VDOT Merger Shares will be issued to the Healthtrac Stockholders at the Closing as follows:

(i) first, the number of VDOT Merger Shares resulting from dividing $400,000 by the VDOT Merger Share Value shall be distributed to the holders of Series B Preferred Stock of Healthtrac in proportion to the number of shares of Series B Preferred Stock held by each such stockholder;

(ii) second, the number of VDOT Merger Shares resulting from dividing $1.17 by the VDOT Merger Share Value shall be issued for each issued share of Series A Preferred Stock of Healthtrac; and

(iii) third, the balance of VDOT Merger Shares, if any are remaining, shall be divided equally among the total number of issued shares of Series B Preferred Stock of Healthtrac, Series C Preferred Stock of Healthtrac and the Common Stock of Healthtrac and distributed to the holders thereof.

(c) Each Healthtrac Stockholder shall be entitled to receive one share certificate for all of the shares issued to it pursuant to Section 3.1(b) of this Agreement.

3.2 Conversion of Subsidiary Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Subsidiary, each issued and outstanding share of common stock of Subsidiary shall be converted into one share of common stock of the Surviving Corporation.

3.3 Exchange of Certificates.

(a) From and after the Effective Time, each Healthtrac Stockholder in possession of an outstanding certificate which immediately prior to the Effective Time represented Healthtrac Shares shall be entitled to receive in exchange therefor, upon surrender thereof to Clark, Wilson, acting as exchange agent for VDOT (the "Exchange Agent"), at the address provided in Section 3.11(a), a certificate or certificates representing the number of whole VDOT Merger Shares to which such Healthtrac Stockholder is entitled pursuant to Section 3.1; provided that if a Healthtrac Stockholder has never been issued a certificate which immediately prior to the Effective Time represented Healthtrac Shares, such Healthtrac Stockholder shall be entitled to receive a certificate or certificates representing the number of whole VDOT Merger Shares to which such Healthtrac Stockholder is entitled pursuant to Section 3.1, upon delivery to the Exchange Agent of a confirmation, in form and substance satisfactory to the Exchange Agent, confirming that such Healthtrac Stockholder has not been issued any certificate(s) which immediately prior to the Effective Time represented his or her Healthtrac Shares.

(b) Promptly after the Effective Time, VDOT shall make available to the Exchange Agent the certificates representing the VDOT Merger Shares required to effect the exchange referred to in Section 3.3(a).

3.4 No Registration of VDOT Merger Shares.

None of the VDOT Merger Shares issued to the Healthtrac Stockholders shall, at the time of Closing, be registered or qualified under federal or state ('Blue Sky') securities laws but, rather, shall be issued pursuant to an exemption therefrom. The VDOT Merger Shares may not be offered or sold in the United States or to U.S. Persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended (the "1933 Act") and in each case only in accordance with applicable state securities laws. The VDOT Merger Shares will be subject to a one-year holding period or such other period as is required under applicable securities laws. All of such shares shall bear a legend worded substantially as follows:

"NONE OF THE SECURITIES HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD IN THE UNITED STATES OR, DIRECTLY OR INDIRECTLY, TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS."

VDOT's transfer agent shall annotate its records to reflect the restrictions on transfer embodied in the legend set forth above. Except for the piggyback registration rights contained in the Registration Rights Agreement, there shall be no requirement that VDOT register the VDOT Merger Shares under the 1933 Act or qualify any of the VDOT Merger Shares under any state Blue Sky laws. Healthtrac and the Healthtrac Stockholders will provide all representations and collateral agreements requested by VDOT as may be necessary to ensure that the issuance of the VDOT Merger Shares complies with the requirements of all applicable securities laws and regulations.

3.5 Additional Resale Restrictions.

Each Healthtrac Stockholder acknowledges and agrees that the VDOT Merger Shares will be issued pursuant to exemptions from such prospectus and/or registration requirements as may otherwise be applicable in the jurisdiction in which the Healthtrac Stockholder is resident, and that, as a result:

(a) the VDOT Merger Shares may be subject to an indefinite hold period under applicable securities legislation;

(b) each Healthtrac Stockholder is responsible for seeking appropriate legal advice to determine the applicable resale restrictions and for complying with same; and

(c) a legend may be placed on the certificates representing the VDOT Merger Shares to the effect that the securities represented by such certificates are subject to a holding period and may not be traded until the expiration of such holding period except as permitted by applicable securities legislation.

3.6 Cancellation of Options and Warrants.

At the Effective Time, each option, warrant or other right to acquire or purchase shares of Healthtrac common stock (the "Options") granted by Healthtrac shall automatically, and without any action required by the holders thereof, be cancelled and terminated.

3.7 No Fractional Securities.

Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of VDOT Merger Shares shall be issued in the Merger and no VDOT common stock dividend, stock split or interest shall relate to any fractional security. In lieu of any such fractional shares, each holder of Healthtrac Shares who would otherwise have been entitled to receive a fraction of a share of VDOT Merger Shares upon surrender of certificates representing Healthtrac Shares for exchange pursuant to this Article 3 shall be entitled to receive from VDOT a stock certificate representing the next higher whole number of shares.

3.8 Dissenting Shares.

(a) It shall be a condition precedent to VDOT's and the Subsidiary's obligations to perform their obligations under this Agreement that either:

(i) all of the Healthtrac Stockholders consent to the Merger; or

(A) the requisite majority of Healthtrac Stockholders approve the Merger pursuant to California law and

(B) within the time period allowed by California law, no Healthtrac Stockholder exercises any dissenting shareholder or appraisal rights provided them pursuant to California law.

(b) Healthtrac shall give VDOT (i) prompt notice of any written demand for appraisal received by Healthtrac pursuant to the applicable provisions of California law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. VDOT shall not, except with the prior written consent of Healthtrac, voluntarily make any payment with respect to any such demands or offer to settle any such demands.

3.9 No Further Ownership Rights in Healthtrac Capital Stock.

The VDOT Merger Shares exchanged for Healthtrac Shares in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such Healthtrac Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Healthtrac Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Healthtrac Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 3.

3.10 Tax and Accounting Consequences.

It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. Each party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences, respectively, of the Merger.

3.11 Closing.

(a) Time and Place. The completion of the transactions contemplated hereby (the "Closing") shall occur within one month after the date of this Agreement on a date to be established by the mutual agreement of Healthtrac, VDOT and the Shareholder Representative. The Closing shall take place at the offices of Clark, Wilson, 800 - 885 West Georgia Street, Vancouver, B.C.; provided, however, that the Closing shall not occur unless and until one or the other of the conditions specified in Section 3.8(a) has occurred.

(b) Deliveries at the Closing.

On the Closing Date:

(i) Healthtrac shall deliver to VDOT the following:

A. copies of the resolutions or consents of the Board of Directors of Healthtrac approving the Merger and the other agreements and transactions contemplated hereby, and copies of the resolutions or consents, in form and substance reasonably satisfactory to VDOT, constituting shareholder approval of the Merger and all other agreements and transactions contemplated hereby by all of the Healthtrac Stockholders;

B. the certificate of an officer or director of Healthtrac contemplated in Section 8.1(e) hereof;

C. all books, records and accounts of Healthtrac and any other information necessary for VDOT to operate and manage the business of Healthtrac and the assets owned by Healthtrac, provided that these items shall be deemed delivered if they are tendered at Healthtrac's office in Redwood City, California on the Closing Date;

D. all approvals and consents from third parties as are required for Healthtrac to consummate the Merger and the other transactions contemplated by this Agreement including, by way of example and not in limitation, the consents of third parties referred to in Section 5.1(m)(iii) of this Agreement;

E. the common seal(s) of Healthtrac, if any;

F. the resignation of all of the officers and directors of Healthtrac, as contemplated by Section 8.1(c) hereof; and

G. all such other documents and instruments as may reasonably be required to consummate the transactions provided for in this Agreement; and

(ii) VDOT shall deliver or cause to be delivered to the Healthtrac Stockholders the following:

A. copies of the resolutions or consents of the Boards of Directors of VDOT and Subsidiary approving the Merger and the other agreements and transactions contemplated hereby;

B. certificates representing the VDOT Merger Shares, subject to Article 9 of this Agreement; and

C. such other documents as are required to be delivered prior to or on the Closing Date pursuant to this Agreement or as may reasonably be required to consummate the transactions provided for in this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES AND COVENANTS
OF THE HEALTHTRAC STOCKHOLDERS

4.1 Representations and Warranties.

Each Healthtrac Stockholder severally represents and warrants as follows with the intent that VDOT and Subsidiary will rely thereon in closing the transactions contemplated hereby, that:

(a) s/he/it is the sole beneficial and record owner of such number of Healthtrac Shares as is set opposite his/her/its name on Schedule D which will be attached hereto pursuant to Section 5.2(e) of this Agreement;

(b) his/her/its Healthtrac Shares are free and clear of all Liens;

(c) except for this Agreement, no person, firm or corporation has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to purchase or otherwise acquire any of his/her/its Healthtrac Shares;

(d) s/he/it has the full and absolute right, power and authority to enter into this Agreement, and this Agreement constitutes his/her/its legal, valid and binding obligation in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

(e) s/he/it does not have any specific information relating to Healthtrac which is not generally known and which, to his/her/its knowledge, has not been disclosed to VDOT and which if known could reasonably be expected to have a Material Adverse Effect on the value of his/her/its Healthtrac Shares;

(f) there are no brokerage, finder's or similar fees paid or payable by or on behalf of him/her/it in connection with the transactions contemplated herein;

(g) s/he/it is not aware of any fact which, if known to Healthtrac, would cause Healthtrac's representations and warranties herein to be untrue or incorrect;

(h) s/he/it is not aware of any infringement by Healthtrac of any registered patent, trade-mark or copyright; and

(i) s/he/it is not acquiring the VDOT Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

4.2 Covenants of the Healthtrac Stockholders.

Each of the Healthtrac Stockholders severally covenants and agrees with VDOT that both before and after the Closing Date, s/he/it shall execute and do all such further deeds, acts, things and give such assurances as may reasonably be required for consummating the transactions contemplated hereby and referenced herein.

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF HEALTHTRAC

5.1 Representations and Warranties.

Healthtrac represents and warrants, as of the Closing and with the intent that VDOT will rely thereon in closing the transactions contemplated hereby, that:

(a) Healthtrac is duly incorporated, validly existing and in good standing under the laws of the State of California;

(b) the authorized capital of Healthtrac consists of:

(i) 40,000,000 shares of common stock, each without par value;

(ii) 10,000,000 shares of Preferred Stock of which 2,500,000 have been designated as Series "A" Preferred Stock, 270,000 have been designated as Series "B" Preferred Stock and 475,000 have been designated as Series "C" Preferred Stock;

(c) the share capitalization information to be shown on Schedule D to this Agreement pursuant to Section 5.2(e) of this Agreement will be accurate both on the date it is provided and on the Closing Date;

(d) Healthtrac has the power, authority and capacity to carry on its business as presently conducted by it;

(e) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Healthtrac and, as of the Closing, this Agreement and the transactions contemplated hereby will have been duly and validly approved and authorized by the Healthtrac Stockholders, and this Agreement constitutes a legal, valid and binding obligation of Healthtrac in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

(f) Healthtrac is duly registered to carry on business in all jurisdictions in which Healthtrac carries on business except where the failure to so register would not have a Material Adverse Effect on Healthtrac;

(g) all alterations to the constating documents of Healthtrac since its incorporation have been duly effected in accordance with the laws of the State of California;

(h) the directors and officers of Healthtrac are as follows:

Name Position(s)

James F. Fries Director, Chairman of the Board

Sarah T. Fries Director, Secretary

Mark Bartlett Director

Judy Holland Director

David Bycroft President, Chief Executive Officer

Pamela McKenzie Chief Financial Officer

(i) the corporate records of Healthtrac, as required to be maintained by it under its statute of incorporation and constating documents, are accurate, complete and up-to-date in all material respects and all material transactions of Healthtrac have been promptly and properly recorded in its books or filed with its records;

(j) Schedule B contains a list of Healthtrac's assets, including a complete list of all of Healthtrac's assets that have a value of at least Twenty-five Thousand Dollars (the "Assets"), and Healthtrac has good and marketable title thereto, and all Assets are free and clear of any Liens not previously disclosed in writing to VDOT;

(k) Healthtrac holds all licences and permits required for the conduct in the ordinary course of its business as presently conducted by it, and all such licences and permits are in good standing and the conduct and uses of the same by Healthtrac are in compliance with all laws and other restrictions, rules, regulations and ordinances applicable to Healthtrac and its business, save and except for breaches which do not have a Material Adverse Effect on Healthtrac or its business as presently conducted;

(l) with the exception of this Agreement or as set forth on Schedule A hereto, no party has any agreement, right or option, consensual or arising by law, present or future, contingent or absolute, or capable of becoming an agreement, right or option:

(i) to require Healthtrac to issue or allot any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of Healthtrac;

(ii) to require Healthtrac to purchase, redeem or otherwise acquire any of the issued and outstanding shares in its capital; or

(iii) to purchase or otherwise acquire any shares in the capital of Healthtrac;

(m) the making of this Agreement and, subject to the approval of the Healthtrac Stockholders, the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof will not:

(i) conflict with or result in a breach of or violate any of the terms, conditions, or provisions of the constating documents of Healthtrac;

(ii) conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which Healthtrac is subject, or constitute or result in a default by Healthtrac under any agreement, contract or commitment to which Healthtrac is a party;

(iii) give to any person any remedy, cause of action, right of termination, cancellation or acceleration in or with respect to any understanding, agreement, contract, or commitment, written, oral or implied, to which Healthtrac is a party except to the extent that any of the foregoing are listed on Schedule E hereto as requiring, by their terms, consent by a third party to any merger or change in control affecting Healthtrac;

(iv) give to any government or governmental authority, including any governmental department, commission, bureau, board, or administrative agency, any right of termination, cancellation, or suspension of, or constitute a breach of or result in a default under any permit, license, control, or authority issued to Healthtrac and which is necessary or desirable in connection with the conduct and operation of the business currently conducted by Healthtrac;

(v) constitute a default by Healthtrac or an event which, with the giving of notice or lapse of time or both, might constitute an event of default or non-observance under any agreement, contract, indenture or other instrument relating to any indebtedness of Healthtrac which would give any party the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture, or other instrument;

(n) except as disclosed in Schedule C (which will be provided to VDOT between the date of this Agreement and the Closing Date), there is no indebtedness of Healthtrac, including to any Healthtrac Stockholder;

(o) the business of Healthtrac as currently carried on by it complies with all applicable laws, judgments, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or governmental authorities, except where the failure to comply would not have a Material Adverse Effect on Healthtrac;

(p) other than this Agreement, and except as disclosed in Schedule A hereto, Healthtrac does not have:

(i) any material contract, agreement, undertaking or arrangement, whether oral, written or implied, which cannot be terminated on not more than thirty (30) days' notice, without penalty, or

(ii) any outstanding material agreements, contracts or commitments (whether written or oral) whatsoever relating to or affecting the conduct of its business as currently carried on, or any of its assets, or for the purchase, sale or lease of its assets;

(q) except as described on Schedule A hereto, there are no management contracts or consulting contracts to which Healthtrac is a party or by which either is bound, and save and except as previously disclosed in writing to VDOT, no amount is payable or has been agreed to be paid by Healthtrac to any persons as remuneration, pension, bonus, share of profits or other similar benefit and no director, officer or member, or former director, officer or member, of Healthtrac, nor any associate or affiliate of any such person, has any claim of any nature against, or is indebted to, Healthtrac;

(r) there are no actions, suits, judgments, investigations or proceedings outstanding or pending, threatened against or affecting Healthtrac, or its business, assets or property, at law or in equity, before or by any domestic or foreign:

(i) court,

(ii) federal, provincial, state, municipal or other governmental authority, or

(iii) department, commission, board, tribunal, bureau or agency,

and Healthtrac is not a party to or threatened with any litigation which in either case would have a Material Adverse Effect on Healthtrac;

(s) except as set forth on Schedule F hereto, Healthtrac is not:

(i) in breach of any of the terms, covenants, conditions, or provisions of, or in default under, and has not done or omitted to do anything which, with the giving of notice or lapse of time or both, would constitute a breach of or a default under any contract to which it is a party (including, without limitation, any contract disclosed in Schedule A);

(ii) in violation of, nor are any present uses by Healthtrac of any of its assets in violation of or contravention of, any applicable law, statute, order, rule or regulation;

(iii) in breach or default under any judgment, injunction or other order or aware of any judicial, administration, governmental, or other authority or arbitrator by which Healthtrac is bound or to which Healthtrac or any of its assets are subject;

(t) Healthtrac has not guaranteed, or agreed to guarantee, any indebtedness or other obligation of any party;

(u) The books and records of Healthtrac listed on Schedule G hereto, which were made available for inspection to VDOT, its accountants and attorneys pursuant to this Agreement are the complete books and records of Healthtrac and correctly and fairly reflect the underlying facts and transactions in all material respects;

(v) Healthtrac has no employees except as set forth on Schedule I and Schedule I lists by name and title each of Healthtrac's employees and consultants (the "Employees");

(w) Healthtrac has not failed to comply in any respect with all applicable federal, state, and local laws, rules, and regulations relating to employment or employment termination, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees, which failure has had or could reasonably be expected to have (either individually or in the aggregate) a Material Adverse Effect;

(x) there are no labor controversies pending or threatened between Healthtrac and any of its Employees or former employees or any labor union or other collective bargaining unit representing any of such employees;

(y) Healthtrac has not ever entered into a collective bargaining agreement or other labor union contract relating to its business or applicable to the Employees;

(z) except as set forth in Schedule H, there are no written employment or separation agreements, or oral employment or separation agreements between Healthtrac and any of the Employees;

(aa) except as set forth on Schedule I, no employee has any accrued benefits (including vacation, paid time off, sick leave and similar entitlements);

(bb) Healthtrac owns or is licensed or is otherwise entitled to exercise, without restriction, all rights to all patents, trademarks, trade names, service marks, copyrights, trade secrets and other intellectual property rights, and any applications or registrations therefor, and all inventions, net lists, schematics, technical drawings, technology, know-how, processes, formulas, algorithms, computer software programs, documentation, and all other tangible and intangible information or material in any form, included in the Assets (collectively, the "Proprietary Rights"), used in the conduct of its business as currently conducted or as Healthtrac currently proposes to conduct its business (without regard to the transactions contemplated hereby), without any conflict with or infringement of the rights of others;

(cc) Healthtrac is not aware of any infringement by Healthtrac of any patent, trade-mark or copyright;

(dd) Healthtrac owns all right, title and interest in and to the Healthtrac Software;

(ee) except for an agreement between Healthtrac and Rick Carlson (which is disclosed on Schedule A to this Agreement), there are no brokerage, finder's or similar fees paid or payable by or on behalf of Healthtrac in connection with the transactions contemplated herein; and

(ff) Schedule K lists all insurance policies and fidelity bonds covering the Assets and the business and Employees. There is no claim by Healthtrac pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Healthtrac is otherwise in material compliance with the terms of such policies and bonds. Healthtrac does not know of any threatened termination of or material premium increase with respect to, any of such policies. Healthtrac has no reason to believe that Surviving Corporation will not be entitled to the benefit of each such policy upon the consummation of the transactions contemplated hereby.

5.2 Covenants of Healthtrac.

Healthtrac covenants and agrees with VDOT that:

(a) both before and after the Closing Date, Healthtrac shall execute and do all such further deeds, acts and things and give such assurances as may reasonably be required to consummate the transactions contemplated hereby and referenced herein;

(b) it shall carry on its business in the ordinary course consistent with past practice and in compliance with all applicable laws, regulations and rules of all governmental authorities; and

(c) Healthtrac will give to VDOT and VDOT's counsel, accountants and other representatives full access, during normal business hours throughout the period prior to the time of Closing, to all of the properties, books, contracts, commitments and records of Healthtrac, and Healthtrac will furnish to counsel for VDOT during such period all such information as VDOT or counsel for VDOT may reasonably request subject to reasonable restrictions on disclosure, use and covenants of confidentiality imposed in advance by Healthtrac or Healthtrac's counsel;

(d) prior to the Closing, Healthtrac will obtain releases, assignments and waivers of any claim, right, interest or entitlement to any Software Intellectual Property Rights pertaining to the Healthtrac Software, including a waiver of all applicable moral rights, from any of its employees, former employees, representatives, independent contractors, consultants and any other persons that contributed to the creation, development, upgrade, maintenance of or any other work performed on, the Healthtrac Software;

(e) Not less than five days prior to the Closing Date, Healthtrac will provide VDOT with the final form of Schedule D, which will show the name and address of all of the Healthtrac Stockholders and the number of shares of each class owned by each of them, all of which Healthtrac represents and warrants will have been validly issued, fully paid and non-assessable on the date the Schedule is provided and on the Closing Date; and

(f) If and as required from time-to-time between the date of this Agreement and the Closing Date, Healthtrac shall update any of the Schedules attached to this Agreement. Notwithstanding the foregoing, nothing in this Section 5.2(f) shall permit Healthtrac to do, or fail to do, anything that would require a change to any Schedule if such change would have a Material Adverse Effect on VDOT, in VDOT's reasonable opinion. If any change to any Schedule would have a Material Adverse Effect on VDOT and the change is required as the result of circumstances beyond Healthtrac's reasonable control, VDOT shall have the option to (i) terminate this Agreement without penalty or (ii) proceed to close the Merger based on the updated schedule. In the event that VDOT elects to proceed to close the Merger based on the updated schedule and the change to the updated schedule has a Material Adverse Effect on the value of Healthtrac, Healthtrac and VDOT will negotiate a corresponding reduction in the $4,600,000 amount referred to in Section 3.1(b) of this Agreement.

5.3 Negative Covenants of Healthtrac.

Healthtrac covenants and agrees with VDOT that Healthtrac shall not, prior to the Closing Date, except with the prior written consent of VDOT (which consent will not be unreasonably withheld):

(a) make or permit to be made any employment contracts or other arrangements with any directors, officers, agents, servants or employees of Healthtrac;

(b) make or assume or permit to be made or assumed any commitment, obligation or liability which is outside of the usual and ordinary course of the business of Healthtrac, and for the purpose of carrying on the same, but Healthtrac will operate its properties and carry on its businesses as heretofore and will maintain all of its properties, rights and assets in good standing, order, and repair;

(c) declare or pay any dividends or make any other distributions or appropriations of profits or capital;

(d) create or assume any indebtedness other than in the ordinary course of business or guarantee the obligations of any third party; or

(e) sell or otherwise in any way alienate or dispose of or encumber any of its Assets.

5.4 Capital Contributions

Nothing in this Agreement shall be deemed to prevent Healthtrac from accepting capital contributions in exchange for the issuance of additional Healthtrac Shares during the period beginning on the date of this Agreement and ending five (5) days before the Closing Date, provided that Healthtrac gives prompt written notice thereof to VDOT and delivers an updated Schedule D to VDOT not less than five (5) business days prior to the Closing Date.

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF VDOT AND SUBSIDIARY

6.1 Representations and Warranties With Respect to Subsidiary.

VDOT and Subsidiary jointly and severally represent and warrant, as of the Closing and with the intent that the Healthtrac Stockholders and Healthtrac will rely thereon in closing the transactions contemplated hereby, that:

(a) Subsidiary is duly incorporated, validly existing and in good standing under the laws of the State of Nevada;

(b) the VDOT Merger Shares are free and clear of all Liens;

(c) except for this Agreement, no person, firm or corporation has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to purchase or otherwise acquire any of the VDOT Merger Shares; and

(d) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Subsidiary, and this Agreement constitutes a legal, valid and binding obligation of Subsidiary in accordance with its terms except as limited by laws of general application affecting the rights of creditors.

6.2 Representations and Warranties With Respect to VDOT.

VDOT represents and warrants, as of the date of this Agreement and as of the Closing and with the intent that the Healthtrac Stockholders and Healthtrac will rely thereon in entering into this Agreement and in closing the transactions contemplated hereby, that:

(a) VDOT is duly incorporated, validly existing and in good standing under the federal laws of Canada;

(b) as of the date of this Agreement, the authorized capital of VDOT consists of 200,000,000 shares of common stock, each without par value, of which a total of 132,272,172 common shares, excluding the VDOT Merger Shares, have been validly issued, are outstanding and are fully paid and non-assessable;

(c) VDOT has the power, authority and capacity to carry on the business presently conducted by it;

(d) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of VDOT, and this Agreement constitutes a legal, valid and binding obligation of VDOT in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

(e) VDOT is duly registered to carry on business in all jurisdictions in which VDOT carries on business except where the failure to so register would not have a Material Adverse Effect on VDOT;

(f) all alterations to the constating documents of VDOT since its incorporation have been duly effected in accordance with the federal laws of Canada;

(g) the corporate records of VDOT, as required to be maintained by it under its statute of incorporation and constating documents, are accurate, complete and up-to-date in all material respects and all material transactions of VDOT have been promptly and properly recorded in its books or filed with its records;

(h) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof will not:

(i) conflict with or result in a breach of or violate any of the terms, conditions, or provisions of the constating documents of VDOT;

(ii) conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which VDOT is subject, or constitute or result in a default by VDOT under any agreement, contract or commitment to which VDOT is a party;

(iii) give to any person any remedy, cause of action, right of termination, cancellation or acceleration in or with respect to any understanding, agreement, contract, or commitment, written, oral or implied, to which VDOT is a party;

(iv) give to any government or governmental authority, including any governmental department, commission, bureau, board, or administrative agency, any right of termination, cancellation, or suspension of, or constitute a breach of or result in a default under any permit, license, control, or authority issued to VDOT and which is necessary or desirable in connection with the conduct and operation of the business currently conducted by VDOT;

(v) constitute a default by VDOT or an event which, with the giving of notice or lapse of time or both, might constitute an event of default or non-observance under any agreement, contract, indenture or other instrument relating to any indebtedness of VDOT which would give any party the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture, or other instrument;

so as to have a Material Adverse Effect on VDOT;

(i) except as may have been disclosed by VDOT from time to time in any filing with the SEC, VDOT has no material indebtedness;

(j) except as may have been disclosed by VDOT from time to time in any filing with the SEC, the business of VDOT as currently carried on by it complies with all applicable laws, judgments, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or governmental authorities, except where the failure to comply would not have a Material Adverse Effect on VDOT;

(k) except as may have been disclosed by VDOT from time to time in any filing with the SEC or in this Section 6.2(k), there are no actions, suits, judgments, investigations or proceedings outstanding or pending, threatened against or affecting VDOT, or its business, assets or property, at law or in equity, before or by any domestic or foreign:

(i) court,

(ii) federal, provincial, state, municipal or other governmental authority, or

(iii) department, commission, board, tribunal, bureau or agency,

and VDOT is not a party to or threatened with any litigation which in either case would have a Material Adverse Effect on VDOT. Notwithstanding the foregoing, VDOT hereby discloses that it is the defendant in a lawsuit filed against it in Los Angeles County Superior Court styled EWS Holdings LLC and Edward W. Sharpless vs. Virtual Sellers.com, Inc. and Dennis Sinclair, Case No. BC251732;

(l) except as may have been disclosed by VDOT from time to time in any filing with the SEC, VDOT is not:

(i) in breach of any of the terms, covenants, conditions, or provisions of, or in default under, and has not done or omitted to do anything which, with the giving of notice or lapse of time or both, would constitute a breach of or a default under any material contract to which it is a party;

(ii) in violation of, nor are any present uses by VDOT of any of its assets in violation of or contravention of, any applicable law, statute, order, rule or regulation;

(iii) in breach or default under any judgment, injunction or other order or aware of any judicial, administration, governmental, or other authority or arbitrator by which VDOT is bound or to which VDOT or any of its assets are subject;

except where such breach or violation would not have a Material Adverse Effect;

and VDOT has not received notice that any such default, breach or violation is being alleged;

(m) except as may have been disclosed by VDOT from time to time in any filing with the SEC, VDOT is not aware of any infringement by VDOT of any registered patent, trade-mark or copyright; and

(n) there are no brokerage, finder's or similar fees paid or payable by or on behalf of VDOT in connection with the transactions contemplated herein.

6.3 Covenants of VDOT.

VDOT covenants and agrees with Healthtrac and the Healthtrac Stockholders as to their respective covenants and agreements hereunder that VDOT will, both before and after the Closing Date, execute and do all such further deeds, things and assurances as may reasonably be required to consummate the transactions contemplated hereby and referenced herein.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1 Expenses.

All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

7.2 Agreement to Cooperate.

Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals and to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

7.3 Public Statements By VDOT.

VDOT may issue any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby (hereafter, a "Publication") without any need to obtain the approval of Healthtrac or the Healthtrac Stockholders; provided, however, that prior to the Closing Date:

(a) VDOT will provide both Healthtrac and the Healthtrac Stockholders with an advance copy of the draft of any proposed Publication at least two business days in advance of its release date; and

(b) Healthtrac and the Healthtrac Stockholders may submit any objections, proposed corrections or comments concerning the proposed Publication to VDOT within the two day period referred to in Section 7.3(a), above, but any such submission shall not obligate VDOT to modify or withhold release of the Publication (regardless of the final form thereof).

7.4 Public Statements by Healthtrac or the Healthtrac Stockholders.

Prior to the Closing Date and subject to obtaining VDOT's prior written consent pursuant to this Section 7.4, which consent will not be unreasonably withheld, Healthtrac or the Healthtrac Stockholders may issue any Publication provided that:

(a) Healthtrac (or, if appropriate, the Healthtrac Stockholders) first provides VDOT with an advance copy of any proposed Publication at least two business days in advance of the release thereof;

(b) VDOT may submit any objections, proposed corrections or comments concerning the proposed Publication to Healthtrac (or, if the Healthtrac Stockholders) within the two day period referred to in Section 7.4(a), above.

Neither of Healthtrac or the Healthtrac Stockholders (or the Stockholder Representative) shall have any right to publish any Publication after the Closing Date.

7.5 VDOT's Right To Negotiate Any Healthtrac Debt

Except as expressly stated otherwise in this Section 7.5, VDOT and Subsidiary shall have the right to negotiate, prior to the Closing, the amount or payment of any debt of Healthtrac after the Closing, whether for cash, shares or other securities or other consideration. Any debt owed by Healthtrac to Addison Wesley Longman must be negotiated to VDOT's satisfaction, and the negotiation thereof shall be a condition precedent to VDOT and the Subsidiary's obligation to consummate the transactions contemplated by this Agreement, provided that VDOT and Subsidiary shall not have the right to negotiate any term of such debt that would increase any of Healthtrac's existing liability to Addison Wesley Longman if the transactions contemplated by this Agreement do not close. Notwithstanding anything in this Section 7.5 to the contrary, neither of VDOT nor Subsidiary shall have the right to negotiate any "book order" debts owed by Healthtrac which were brokered by QTUH.

7.6 Employees

Prior to the Closing Date but subject to completion of the transactions contemplated in this Agreement, Surviving Corporation shall offer to employ, at their current location and for a period beginning on the Closing Date and ending thirty days thereafter, any and all persons who are employed by Healthtrac on the day before the Closing Date. Such employment shall be pursuant to such conditions, rules and regulation of employment, including salary, benefit plans and associated vacation/PTO accruals as are set forth in the VirtualSellers.com Employee Handbook, a copy of which has previously been provided to Healthtrac. Notwithstanding the foregoing, Surviving Corporation may elect, at its sole discretion (but it shall not be obligated) to employ any one or more such Healthtrac employee for more than the thirty day period provided in this Section 7.6.

7.7 Registration Rights

At the Closing and as a condition to the obligations of Healthtrac and the Healthtrac Stockholders to consummate the transactions contemplated in this Agreement, VDOT and the Healthtrac Stockholders will execute a Registration Rights Agreement in the form attached hereto as Schedule K.

ARTICLE 8
CONDITIONS

8.1 Conditions of VDOT and Subsidiary.

The respective obligations of VDOT and Subsidiary to consummate the transactions herein contemplated are subject to the fulfilment of each of the following conditions at the times stipulated:

(a) the representations and warranties of the Healthtrac Stockholders contained in Article 4 and the representations and warranties of Healthtrac contained in Article 5 herein are true and correct in all respects;

(b) all covenants, agreements and obligations hereunder on the part of the Healthtrac Stockholders and Healthtrac to be performed or complied with at or prior to the Closing, including the respective obligations of the Healthtrac Stockholders and Healthtrac to deliver the documents and instruments herein provided for, shall have been performed and complied with at and as of the Closing;

(c) effective as of the Closing Date, the officers and directors of Healthtrac shall have resigned by tendering their written resignations;

(d) except as may otherwise be permitted pursuant to Section 3.8(a)(ii), all of the transactions contemplated by this Agreement shall have been approved, as required, by the Board of Directors and by all of the Healthtrac Stockholders and, if required, by any regulatory authorities having jurisdiction over the transactions contemplated by this Agreement;

(e) in the event that the Closing Date is delayed for a period of more than ten (10) business days following the date of this Agreement, then, on the Closing Date Healthtrac shall have delivered to VDOT a certificate of an officer or director of Healthtrac, dated the Closing Date and certifying the truth, accuracy and correctness of the representations and warranties contained in this Agreement on Healthtrac's behalf;

(f) on or before the Closing Date, each of Healthtrac, VDOT and Subsidiary shall have received approval to this Agreement and the transactions contemplated herein from such third parties from whom approval is required;

(g) that VDOT and its attorneys and accountants will have had a reasonable opportunity to perform all of the searches and other due diligence reasonable or customary in a transaction similar to the Merger, including the opportunity to review the Financial Statements, and that VDOT is satisfied with the results of such due diligence;

(h) that VDOT and Subsidiary are satisfied, in their sole and absolute discretion, with the results of the negotiation of any debt owed by Healthtrac to Addison Wesley Longman, provided that the results of such negotiations may not result in any additional liability to Healthtrac in the event that the transactions contemplated by this Agreement do not close;

(i) that VDOT and Subsidiary have received, at least five days before the Closing, and approved (which approval will not be unreasonably withheld) a copy of every material contract to which Healthtrac is a party or which will bind Surviving Corporation after the Effective Time;

(j) that Healthtrac will have obtained (and delivered to VDOT copies of) the releases, assignments and waivers required pursuant to Section 5.2(d) of this Agreement; and

(k) that QTUH, VDOT and Subsidiary will have agreed to all of the terms of an amendment to the License Agreement between Healthtrac and QTUH, which amendment will be signed at the Closing.

8.2 Healthtrac and the Healthtrac Stockholders' Conditions.

The respective obligations of Healthtrac and the Healthtrac Stockholders to complete the transactions contemplated hereby are subject to the following conditions (which are for the exclusive benefit of Healthtrac and the Healthtrac Stockholders) having been satisfied or expressly waived in writing by Healthtrac and the Healthtrac Stockholders:

(a) the representations and warranties of VDOT and Subsidiary contained in Article 6 herein are true and correct in all respects;

(b) all covenants, agreements and obligations hereunder on the part of VDOT and Subsidiary to be performed or complied with at or prior to the Closing, including the respective obligations of VDOT and Subsidiary to deliver the documents and instruments herein provided for, shall have been performed and complied with at and as of the Closing;

(c) in the event that the Closing Date is delayed for a period of more than ten (10) business days following the date of this Agreement, then, on the Closing Date VDOT shall have delivered to the Healthtrac Stockholders a certificate of an officer or director of VDOT, dated the Closing Date and certifying the truth, accuracy and correctness of the representations and warranties of VDOT and Subsidiary contained in this Agreement;

(d) that Healthtrac is reasonably satisfied with the results of the negotiation by VDOT or Subsidiary of any debt owed by Healthtrac to Addison Wesley Longman;

(e) that Healthtrac and its attorneys and accountants will have had a reasonable opportunity to perform all of the searches and other due diligence reasonable or customary in a transaction similar to the Merger, including the opportunity to review the Financial Statements, and that Healthtrac is satisfied with the results of such due diligence; and

(f) on or before the Closing Date, each of VDOT and Subsidiary shall have received approval of this Agreement and the transactions contemplated herein from such third parties from whom approval is required;

(g) that all of the Healthtrac Stockholders have approved this Agreement and the transactions contemplated hereby;

(h) that all of the Healthtrac Stockholders have signed the Stockholders' Agreement;

(i) that Healthtrac will have obtained (and delivered to VDOT copies of) the releases, assignments and waivers required pursuant to Section 5.2(d) of this Agreement; and

(j) that QTUH, VDOT and Subsidiary will have agreed to all of the terms of an amendment to the License Agreement between Healthtrac and QTUH, which amendment will be signed at the Closing.

8.3 Waiver of Conditions.

(a) The conditions set forth in Section 8.1 are for the exclusive benefit of VDOT and Subsidiary, and may be waived by VDOT and Subsidiary in writing in whole or in part at any time.

(b) The conditions set forth in Section 8.2 are for the exclusive benefit of Healthtrac and the Healthtrac Stockholders, and may be waived by Healthtrac and the Healthtrac Stockholders in writing in whole or in part at any time.

ARTICLE 9
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS; INDEMNIFICATION; PLEDGE PROVISIONS

9.1 Survival of Representations, Warranties, Covenants and Agreements.

Notwithstanding any right of VDOT (whether or not exercised) to investigate the affairs of Healthtrac or the Healthtrac Stockholders to investigate the affairs of VDOT, or a waiver by VDOT, Healthtrac or any Healthtrac Stockholder of any condition to Closing set forth in Article 8, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement, except to the extent expressly waived in writing, or in any instrument delivered pursuant to this Agreement and, in addition, VDOT and the Healthtrac Stockholders shall have the indemnification rights set forth herein. Unless earlier terminated pursuant to Article 10, all of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until the first anniversary of the Effective Time.

9.2 Indemnification by The Healthtrac Stockholders

Each Healthtrac Stockholder (each an "Indemnifying Party" and collectively the "Indemnifying Parties") shall for a period of one year from the Closing Date, jointly and severally, indemnify, defend and hold harmless each of VDOT and the Surviving Corporation, and their respective officers, directors, subsidiaries, agents, affiliates, and employees (each an "Indemnified Party" and collectively the "Indemnified Parties") from and against any and all Losses arising out of, directly or indirectly, any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by any of the Indemnifying Parties in this Agreement, the schedules hereto, or any certificate, instrument or document delivered by Healthtrac pursuant to this Agreement and any material liabilities of Healthtrac not included on Schedule C hereto; provided that each Healthtrac Stockholder's indemnification obligation hereunder shall be several and not joint to the extent Losses arise out of, directly or indirectly, any misrepresentation or breach of or default or inaccuracy in connection with any of the representations, warranties, covenants and agreements given or made by any Healthtrac Stockholder in his individual capacity in this Agreement, the schedules hereto, or any certificate, instrument or document delivered by any Healthtrac Stockholder in his individual capacity pursuant to this Agreement. The total amount of Losses for which the Indemnified Parties shall be entitled to indemnification from the Indemnifying Parties shall not exceed the aggregate of all of the VDOT Merger Shares. The indemnification obligations contained in this Section 9.2 shall not apply if the Closing does not occur. Notwithstanding the above, nothing in this Agreement shall limit the liability of any of the Indemnifying Parties in the event that they commit fraud or engage in wilful misconduct. VDOT shall act on behalf of, and as agent for, each Indemnified Party for purposes of this Article 9.

9.3 Indemnification by VDOT and the Subsidiary

VDOT and the Subsidiary shall, for a period of one year after the Closing Date, jointly and severally, indemnify, defend and hold harmless each of the Healthtrac Stockholders, and Healthtrac's and their respective officers, directors, subsidiaries, agents, affiliates and employees from and against any and all Losses arising out of, directly or indirectly, any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by either of VDOT or Subsidiary in this Agreement, the schedules to this Agreement or any certificate, instrument or document delivered by VDOT or Subsidiary pursuant to this Agreement.

9.4 Pledge of VDOT Merger Shares

(a) At the Time of Closing, VDOT will deliver the certificates representing all of the VDOT Merger Shares to the Healthtrac Stockholders. The Healthtrac Stockholders will immediately deposit

(i) all of the certificates for all of the VDOT Merger Shares (the "Pledged Shares"),

(ii) five executed Stock Powers of Attorney from each Healthtrac Stockholder, duly endorsed for transfer with signatures medallion guaranteed, assigning the Pledged Shares in blank pursuant to the terms hereof, and

(iii) for any Healthtrac Stockholder that is a corporation, five duly executed originals of a resolution of the Board of Directors granting authority for the transfer of an amount of the Pledged Shares to be determined by VDOT in accordance with the terms of this Agreement, to be held by VDOT (the Pledged Shares, Stock Powers of Attorney and Board of Directors' resolutions remaining from time to time in the Indemnity Fund being, collectively, the "Indemnity Shares") to constitute the "Indemnity Fund" to be governed by the terms set forth herein. The Healthtrac Stockholders shall have all indicia of ownership of the Pledged Shares while they are held in the Indemnity Fund including, without limitation, the obligation to pay all taxes, assessments and charges with respect thereto and the right to vote the Pledged Shares and receive any cash dividends, except that the Pledged Shares shall be subject to the pledge obligations and restrictions on transfer as are set forth in this Agreement.

(b) Recourse to the Indemnity Fund. The Indemnity Fund shall be available as a source for payment of the indemnification obligations of the Indemnifying Parties set forth in Section 9.2 hereof. Healthtrac, the Healthtrac Stockholders and VDOT each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time which, if resolved at the Effective Time, would have led to a reduction in the number of VDOT Merger Shares.

(c) Indemnity Period; Distribution of Indemnity Fund upon Termination of Indemnity Period. Subject to the following requirements, the Indemnity Fund shall be implemented immediately following the Effective Time and shall terminate at 5:00 p.m., Pacific Time, on the first anniversary of the Effective Time (the "Expiration Date") (the period of time from the Effective Time through and including the Expiration Date is referred to herein as the "Indemnity Period"); and any Indemnity Shares remaining in the Indemnity Fund at the end of the Indemnity Period shall be distributed as set forth in the last sentence of this Section 9.4(c); provided, however, that the Indemnity Period shall not terminate with respect to a number of such Indemnity Shares necessary to satisfy any unsatisfied claims under this Section 9.4(c) concerning facts and circumstances existing prior to the expiration of the Indemnity Period which claims are specified in an Officer's Certificate (as defined below) delivered by VDOT to the Shareholder Representative prior to expiration of the Indemnity Period. Only that number of Indemnity Shares valued at the amount of any such claims as set forth in the relevant Officer's Certificate(s) shall be retained in the Indemnity Fund past the Expiration Date (or all remaining Indemnity Shares if their value is less than the claims). As soon as all such claims, if any, have been resolved, VDOT shall deliver, within ten (10) business days of such resolution and without charging any fees therefor, to the Shareholder Representative for distribution to the Healthtrac Stockholders pursuant to the Stockholders' Agreement, the remaining portion of the Indemnity Fund.

(d) Protection of Indemnity Fund. VDOT shall hold and safeguard the Indemnity Fund during the Indemnity Period, shall hold the Pledged Shares and related documents in trust for the party eventually entitled to receive them in strict accordance with the terms of this Agreement and not as the property of VDOT and shall hold and dispose of the Indemnity Fund only in accord with the terms hereof.

(e) Claims Upon Indemnity Fund. Upon receipt by the Shareholder Representative at any time on or before the expiration of the Indemnity Period of a certificate signed by any officer of VDOT (an "Officer's Certificate"): (A) stating that VDOT or the Surviving Corporation has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, directly or indirectly, as a result of any misrepresentation or breach of or default in any representation, warranty, covenant or agreement of any of the Indemnifying Parties contained herein or in any instrument delivered pursuant to this Agreement, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, the nature of the misrepresentation, breach of or default in connection with such representation, warranty, agreement or covenant to which such item is related, VDOT may, subject to the provisions of Section 9.4(g) hereof release to itself from the Indemnity Fund, that number of Indemnity Shares held in the Indemnity Fund valued at an amount equal to such Losses.

(f) Value of Shares. For all purposes under this Article 9, each Indemnity Share shall be deemed to have the Value established pursuant to Section 1.1(ee) of this Agreement.

(g) Objections to Claims. At the time of delivery of an Officer's Certificate and for a period of twenty (20) days after such delivery, VDOT shall not release to itself any portion of the Indemnity Fund pursuant to Section 9.4(e) hereof unless VDOT shall have received written authorization from the Shareholder Representative to make such delivery. After the expiration of such 20 day period, VDOT may release Indemnity Shares from the Indemnity Fund for its own benefit in accordance with Section 9.4(e) hereof, provided that no such release may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to VDOT prior to the expiration of such 20 day period.

(h) Notice to Indemnifying Parties. Any notice, including an Officer's Certificate, which VDOT delivers pursuant to this Article 9 will be valid and binding on each and every Indemnifying Party if delivered in accordance with this Agreement to the Shareholder Representative, and each Indemnifying Party hereby appoints the Shareholder Representative as his/her/its agent to receive on his/her/its behalf such notice or Officer's Certificate.

(i) Resolution of Conflicts; Arbitration.

In case the Shareholder Representative shall object in writing to any claim or claims made in any Officer's Certificate, the Shareholder Representative and VDOT shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.

(i) If no such agreement can be reached after good faith negotiation for a period of 15 days, either VDOT or the Shareholder Representative may demand arbitration of the dispute unless the amount of the damage or loss is at issue in a pending action or proceeding involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either event the matter shall be settled by arbitration conducted by 3 arbitrators, 1 selected by VDOT, 1 selected by the Shareholder Representative, and 1 selected by the 2 arbitrators selected by VDOT and the Shareholder Representative. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any dispute while allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrators shall also have the authority to impose sanctions, including attorneys' fees and other costs incurred by the parties, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification. The decision of a majority of the 3 arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9.4(g) hereof, VDOT shall be entitled to act in accordance with such decision and release Indemnity Shares from the Indemnity Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions regarding the dispute which shall set forth the award, judgment, decree or order awarded by the arbitrators.

(ii) Judgment upon any award rendered by the arbitrators may be entered in any court having competent jurisdiction. Any such arbitration shall be held in Cook County, Illinois under the commercial rules of arbitration then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the prevailing party to the arbitration.

(iii) In the event that the Shareholder Representative shall have objected in writing to any claim or claims made in any Officer's Certificate, and (A) no agreement is reached between the parties as to their respective rights in accordance with subparagraph (i) above, and (B) neither the Shareholder Representative nor VDOT shall have demanded arbitration of the dispute in accordance with subparagraph (ii) above within six (6) months of the date of the relevant Officer's Certificate, in the case of a claim not involving a Third Party Claim, or within six (6) months of the date that a Third Party Claim is finally resolved and is not appealable, in the case of a claim involving a Third Party Claim, then the claim or claims in the relevant Officer's Certificate which remain subject to dispute shall expire and no further claim upon the Indemnity Fund shall be made with respect to such claim or claims. Such expiration shall, for purposes of releasing Indemnity Shares under this Agreement be deemed a final resolution of such claim or claims, and such Indemnity Shares shall remain in the Indemnity Fund or be released to the Shareholder Representative in accordance with this Agreement.

(j) Third-Party Claims. In the event VDOT becomes aware of a third-party claim that VDOT reasonably expects may result in a demand against the Indemnity Fund (a "Third Party Claim"), VDOT shall give written notice to the Shareholder Representative within ten (10) days of VDOT becoming aware of any such Third Party Claim; the notice shall set forth such material information with respect thereto as is then reasonably available to VDOT; provided, however, that such written notice shall be effective only if delivered to the Shareholder Representative before the expiration, pursuant to Section 9.1 hereof, of the representations, warranties, covenants and agreements upon which such Third Party Claim(s) are based. In case any such liability is asserted against VDOT, and VDOT notifies the Shareholder Representative thereof, the Shareholder Representative will be entitled, if it so elects by written notice delivered to VDOT within ten (10) days after receiving VDOT's notice, to assume the defense thereof with counsel reasonably satisfactory to VDOT. Notwithstanding the foregoing, (i) VDOT shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of VDOT unless VDOT shall reasonably determine that there is a conflict of interest between VDOT and the Indemnifying Parties with respect to such Third Party Claim or there are or may be legal defenses available to the Indemnifying Parties which are different from or additional to those available to VDOT or a difference of position or potential difference of position exists between the Indemnifying Parties and VDOT that would make such separate representation advisable in the reasonable opinion of counsel to VDOT, in which case the reasonable fees and expenses of such counsel will be borne by the Indemnifying Parties unless such representation is advisable only due to activities of VDOT since the Effective Time, and (ii) VDOT shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing. With respect to any assertion of liability by a third party that results in a Third Party Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

(k) In the event that the Shareholder Representative, within ten (10) days after receipt of the aforesaid notice of a Third Party Claim, fails to assume the defense of VDOT against such Third Party Claim, VDOT shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expenses and risk of the Indemnifying Parties.

(l) Notwithstanding anything in this Article 9 to the contrary, VDOT shall have the right to participate, at its own cost and expense, in such defence, compromise, or settlement and, if there is a reasonable probability that a settlement, compromise or consent to entry of judgment Third Party Claim may materially and adversely affect VDOT, the Indemnifying Parties shall not, without VDOT's written consent (which consent shall not be unreasonably withheld), settle or compromise any Third Party Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to VDOT a release from all liability in respect of such Third Party Claim.

9.5 Shareholder Representative.

(a) The Healthtrac Stockholders hereby appoint Dr. James F. Fries to act as the Shareholder Representative and authorize and direct the Shareholder Representative to (i) take any and all actions (including without limitation executing and delivering any documents, receiving notices of claims, incurring any costs and expenses for the account of Healthtrac and the Healthtrac Stockholders and making any and all determinations) which may be required or permitted by this Agreement to be taken by Healthtrac, the Healthtrac Stockholders or the Shareholder Representative, (ii) exercise such other rights, power and authority as are authorized, delegated and granted to the Shareholder Representative hereunder in connection with the transactions contemplated hereby and (iii) exercise such rights, power and authority as are incidental to the foregoing. Any actions taken, exercises of rights, power or authority, and any decision or determination made by the Shareholder Representative consistent herewith shall be absolutely and irrevocably binding on Healthtrac and each Healthtrac Stockholder as if such party personally had taken such action, exercised such rights, power or authority or made such decision or determination in such party's individual capacity. Notwithstanding any other provision of this Agreement, if the Closing occurs, no Indemnifying Party shall have any right under this Agreement or otherwise to institute any suit, action or proceeding against VDOT or defend any action brought by VDOT or any third party with respect to any matter covered by Article 9, any such right being irrevocably and exclusively delegated to the Shareholder Representative. Dr. James F. Fries hereby acknowledges and accepts the foregoing authorization and appointment and agrees to serve as Shareholder Representative in accordance with this Agreement.

(b) The Shareholder Representative shall serve as Shareholder Representative until his or her resignation, removal from office, incapacity or death or the expiration of his or her term of office (which shall not, in any event, expire before the expiration of the Indemnity Period); provided, however, that the Shareholder Representative shall not have the right to resign without (i) prior written notice to each Indemnifying Party and VDOT, and (ii) choosing a successor reasonably satisfactory to VDOT to serve until a successor is elected by the Indemnifying Parties. A Shareholder Representative may be removed at any time and a successor representative, reasonably satisfactory to VDOT, may be appointed, pursuant to written action by a majority of the Indemnifying Parties. VDOT hereby consents to any Healthtrac Stockholder serving as Shareholder Representative, provided that VDOT first receive the notice referred to above. Any successor to a Shareholder Representative shall, for purposes of this Agreement and the Escrow Agreement, be deemed to be, from the time of appointment, the "Shareholder Representative" for the relevant time period, and from and after such time, the term "Shareholder Representative" as used herein and therein shall be deemed to refer to such successor. No appointment of a successor shall be effective unless such successor agrees in writing to be bound by the terms of this Agreement and the Escrow Agreement.

(c) The Shareholder Representative shall be permitted to retain counsel, consultants and other advisors and the fees and expenses related thereto shall be paid by the Indemnifying Parties.

(d) Notwithstanding any notice received by VDOT to the contrary (except any notice of the appointment of a successor Shareholder Representative approved by VDOT in accordance with this Section 9.5, VDOT (i) shall be fully protected in relying upon and shall be entitled to rely upon, shall have no liability to any Indemnifying Party with respect to, and shall be indemnified by the Indemnifying Parties from and against all liability arising out of (any such indemnifiable amounts constituting Losses) actions, decisions and determinations of the Shareholder Representative and (ii) shall be entitled to assume that all actions, decisions and determinations of the Shareholder Representative are fully authorized by the Indemnifying Parties.

(e) The Shareholder Representative shall not be liable to the Indemnifying Parties for the performance of any act or the failure to act so long as he acted or failed to act in good faith in what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of the Indemnifying Parties.

9.6 Losses Threshold

(a) Notwithstanding Section 9.2 hereof, no Indemnified Party shall be entitled to receive any amounts from the Indemnity Fund with respect to the indemnification obligations of Healthrac or any Healthtrac Stockholder set forth herein unless and until the Indemnified Parties collectively shall have incurred Losses exceeding Ninety-two Thousand Dollars ($92,000), in which case all Losses in excess of an aggregate threshold of Twenty-five Thousand Dollars ($25,000) shall be recoverable, subject to and in accordance with the provisions of this Article 9.

(b) Notwithstanding Section 9.3 hereof, the Healthtrac Stockholders and each of their respective officers, directors, employees and other affiliates shall not be entitled to pursue any claim or receive any amounts with respect to the indemnification obligations of VDOT set forth herein unless and until such parties collectively shall have incurred Losses exceeding Ninety-two Thousand Dollars ($92,000), in which case all Losses in excess of an aggregate threshold of Twenty-five Thousand Dollars ($25,000) shall be recoverable, subject to and in accordance with the provisions of this Article 9.

(c) Except with respect to a breach of any representation or warranty resulting from the fraud or wilful misrepresentation by an Indemnifying Party, the cumulative liability of the Healthtrac Stockholders under this Agreement including, without limitation, the indemnification obligations herein, shall be limited to the Indemnity Fund.

9.7 Delivery of Shares upon Release from the Indemnity Fund.

Upon or after release of any Indemnity Shares from the Indemnity Fund to the Shareholder Representative pursuant to this Article 9, the Shareholder Representative shall, subject to the Stockholders Agreement, designate any of the Healthtrac Stockholders to receive such Indemnity Shares upon their release from the Indemnity Fund or transfer such released Indemnity Shares to any such Healthtrac Stockholder.

9.8 New Property.

In the event that the Indemnity Shares are the subject of a corporate transaction, such as a merger, reorganization, consolidation, recapitalization, stock split or stock dividend, or acquisition of VDOT through the purchase of its outstanding capital stock, the consideration to be received by the respective Healthtrac Stockholders in exchange for their respective Indemnity Shares shall be paid directly to VDOT or its successor and shall thereafter constitute the Indemnity Fund and such Indemnity Shares shall be exchanged for such consideration in accordance with the terms of the transaction or occurrence. VDOT shall have full right to exchange the Indemnity Shares in the Indemnity Fund for such consideration. Such consideration shall be valued that the value of the Indemnity Shares exchanged therefor.

ARTICLE 10
TERMINATION, AMENDMENT AND WAIVER

10.1 Termination.

This Agreement may be terminated at any time prior to the Closing Date, notwithstanding approval of this Agreement by the stockholders of Subsidiary or Healthtrac:

(a) by mutual consent of Healthtrac and VDOT;

(b) unilaterally by Healthtrac if Healthtrac is not in breach of any material agreement, covenant or representation contained in this Agreement and VDOT fails to perform or breaches any material agreement, covenant or representation in this Agreement, and does not cure the failure in all material respects within fifteen (15) business days after the terminating party delivers written notice of the alleged failure or if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to September 30, 2001;

(c) unilaterally by VDOT if VDOT is not in breach of any material agreement, covenants or representation contained in this Agreement and Healthtrac fails to perform or breaches any material agreement, covenant or representation in this Agreement, and does not cure the failure in all material respects within fifteen (15) business days after the terminating party delivers written notice of the alleged failure or if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to September 30, 2001; or

(d) by either party if any material adverse effect has occurred with respect to the other party.

10.2 Effect of Termination.

In the event of termination of this Agreement by either Healthtrac or VDOT, as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of either VDOT, Healthtrac, Subsidiary or their respective officers or directors. Nothing in this Section 10.2 shall relieve any party from liability for any breach of this Agreement.

10.3 Amendment.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and by the Shareholder Representative and in compliance with applicable law.

ARTICLE 11
MISCELLANEOUS

11.1 Notices.

Any notice required or permitted to be given under this Agreement will be validly given if in writing and delivered, sent by facsimile transmission or telex or sent by prepaid registered mail, to the following addresses:

To the Healthtrac Stockholders:

In care of the Shareholder Representative:

Dr. James F. Fries
135 Farm Road
Woodside, CA 94062

with a copy to

Hopkins & Carley
The Letitia Building
70 S. First St.
San Jose, CA 95113-2406
Attention: Gail M. Hashimoto, Esq.
Facsimile No.: (408) 998-4790

To VDOT or Subsidiary:

VIRTUALSELLERS.COM, INC.
Suite 1000, 120 North LaSalle Street
Chicago IL 60602
Facsimile: (312) 920-1871

Attention: President

with a copy to:

Clark, Wilson
800-885 West Georgia Street
Vancouver, B.C. V6C 3H1
Attention: Ethan P. Minsky, Esq.
Facsimile No.: (604) 687-6314

To Healthtrac:

HEALTHTRAC, INC.
539 Middlefield Road
Redwood City, CA 94063
Attention: Mr. David Bycroft, Acting CEO
Facsimile No.: (650) 366-0576

with a copy to:

Hopkins & Carley
The Letitia Building
70 S. First St.
San Jose, CA 95113-2406
Attention: Gail M. Hashimoto, Esq.
Facsimile No.: (408) 998-4790

or to such other address as any party may specify by notice in writing to the other parties. Any notice delivered on a business day will be deemed conclusively to have been effectively given on the date notice was delivered and any notice given by facsimile transmission will be deemed conclusively to have been given on the date of such transmission. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting, but if at the time of posting or between the time of posting and the fifth business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

11.2 Time.

Time shall be of the essence hereof.

111.3 Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior contracts, agreements and understandings between the parties. There are no representations warranties, collateral agreements or conditions affecting this transaction other than as are expressed or referred to herein in writing.

11.4 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Cook County, State of Illinois, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Illinois for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

11.5 Enurement.

This Agreement shall enure to the benefit of and be binding upon the respective heirs, successors and assigns of the parties hereto.

11.6 Headings.

The headings in this Agreement have been inserted for convenience only, and do not define, limit, alter or enlarge the meaning of any provision of this Agreement.

11.7 Schedules.

The Schedules to this Agreement are incorporated herein by this reference and all references to this Agreement shall include the Schedules. Wherever any term or condition, expressed or implied, in such schedules conflicts or is at variance with any term or condition contained in the body of this Agreement, the terms or conditions of the body of this Agreement shall prevail.

11.8 Severability.

If a provision of this Agreement is deemed to be wholly or partly invalid, this Agreement will be interpreted as if the invalid provision had not been a part thereof.

11.9 Counterparts.

This Agreement may be executed in one or more counterparts which, when so executed, by facsimile signature or otherwise, shall be read together and be construed as one agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first set forth above.

HEALTHTRAC, INC. a California corporation

By: /s/ David Bycroft
Authorized Signatory

Print Name: David Bycroft

Print Title: CEO

VIRTUALSELLERS.COM, INC., a Canadian corporation

By: /s/ Robert E. Watson
Authorized Signatory

Print Name: Robert E. Watson

Print Title: Secretary

HEALTHTRAC CORPORATION, a Nevada corporation

By: /s/ Robert E. Watson
Authorized Signatory

Print Name: Robert E. Watson

Print Title: President

QUEENSLAND TEACHERS UNION HEALTH FUND LIMITED ACN 085 150 376,
a __________________________________________

By: /s/ Judy Holland
Authorized Signatory

Print Name: Judy Holland

Print Title: CEO

BLUE CROSS BLUE SHIELD OF MICHIGAN, a Michigan corporation

By: /s/ Mark Bartlett
Authorized Signatory

Print Name: Mark Bartlett

Print Title: SR.VP CFO, BCBSM

SIGNED by Dr. James F. Fries, as Shareholder Representative, in the presence of: /s/ signed Name 135 Farm Road Address Woodside, CA 94062 Foundation Executive Occupation	) ) ) ) ) ) ) ) ) ) )	/s/ Dr. James Fries Dr. James F. Fries, Shareholder Representative
SIGNED by Carmen C. Carey in the presence of: Name Address Occupation	) ) ) ) ) ) ) ) ) ) )	/s/ Carmen Carey Carmen C. Carey

SIGNED by Lauren Fauro in the presence of: /s/ signed Name of witness 166 Enunal Avenue Address of witness Atherton, CA CFO Occupation of witness	) ) ) ) ) ) ) ) ) ) )	/s/ Lauren Fauro Lauren Fauro

SIGNED by Kenneth Eugene Fries in the presence of: /s/ Janet Martin Fries Name of witness 4821 16th Road North Address of witness Arlington, VA 22207 Educator Occupation of witness	) ) ) ) ) ) ) ) ) ) )	/s/ Kenneth Fries Kenneth Eugene Fries

SIGNED by Sarah Tilton Fries in the presence of: James F. Fries Name of witness 135 Farm Road Address of witness Woodside, CA Physician/Professor Occupation of witness	) ) ) ) ) ) ) ) ) ) )	/s/ Sarah Fries Sarah Tilton Fries

SIGNED by Hung Tran in the presence of: /s/ signed Name of witness 2632 Middlefield Avenue Address of witness Fremont, CA 94539 Pharmacist Occupation of witness	) ) ) ) ) ) ) ) ) ) )	/s/ Hung Tran Hung Tran

SIGNED by James F. Fries, M.D. in the presence of: Sarah Tilton Fries Name of witness 135 Farm Road Address of witness Woodside, CA Health Educator Occupation of witness	) ) ) ) ) ) ) ) ) ) )	/s/ James F. Fries James F. Fries, M.D.

SIGNED by Alison Harlow in the presence of: Name of witness Address of witness Occupation of witness	) ) ) ) ) ) ) ) ) ) )	/s/ Alison Harlow Alison Harlow

SIGNED by Harry Harrington in the presence of: /s/ signed Name of witness 275 Middlefield Road Address of witness Menlo Park, CA Attorney Occupation of witness	) ) ) ) ) ) ) ) ) ) )	/s/ Harry Harrington Harry Harrington

SIGNED by Charles Olson in the presence of: Name of witness Address of witness Occupation of witness	) ) ) ) ) ) ) ) ) ) )	/s/ Charles Olson Charles Olson

SIGNED by Charles Parcel in the presence of: Alice C. Parcell Name of witness 140 Convent Ct. Address of witness San Rafael, CA Retired Occupation of witness	) ) ) ) ) ) ) ) ) ) )	/s/ Charles Parcell Charles Parcel

SIGNED by Nancy Richardson in the presence of: Name of witness Address of witness Occupation of witness	) ) ) ) ) ) ) ) ) ) )	/s/ Nancy Richardson Nancy Richardson

SIGNED by Dennis McShane in the presence of: Timothy Young Name of witness 275 Middlefield Road Address of witness Menlo Park, CA Attorney Occupation of witness	) ) ) ) ) ) ) ) ) ) )	/s/ Dennis McShane Dennis McShane

SCHEDULES

Schedule A: Continuing Contractual Obligations of Healthtrac, Inc.

Schedule B: List of Healthtrac Assets

Schedule C: Indebtedness of Healthtrac, Inc.

Schedule D: List of all Healthtrac, Inc. Stockholders/Healthtrac Shares

Schedule E: List of Agreements Requiring Consents

Schedule F: List of Agreements in Breach

Schedule G: List of Books and Records

Schedule H: List of Employment Agreements and Severance Agreements

Schedule I: List of All Employees and Entitlements

Schedule J: List of All Healthtrac Employees to Sign Employment Agreements with Surviving Corporation

Schedule K: List of all Insurance Policies

Schedule L: Form of Registration Rights Agreement